Exhibit 99.1

Table 1
Johnson Controls International plc
Fiscal 2016
UNAUDITED SUPPLEMENTAL INFORMATION
(in millions, except EPS)

	A	A	A	B	B	C	D	E
	Quarter Ended				Year Ended
	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	September 30, 2016	September 30, 2016	September 30, 2016	September 30, 2016

Sales	$8,929	$9,031	$9,516	$10,198	$37,674	$37,694	$(8,125)	$29,569

Income from Continuing Operations before Income Taxes	619	399	665	(97)	1,586	3,493	(675)	2,818

Income Tax Expense	(129)	(868)	(206)	(1,035)	(2,238)	(591)	112	(479)

Noncontrolling Interest	(40)	(61)	(76)	(39)	(216)	(253)	87	(166)

Net Income	450	(530)	383	(1,171)	(868)	2,649	(476)	2,173

Diluted EPS					$(1.30)	$3.94		$2.31

A - Historical Johnson Controls, Inc. as reported
B - Johnson Controls International plc, as reported
C - Adjusted to exclude special items because these costs are not considered to be directly related to the underlying operating performance of the Company. Management believes these non-GAAP measures are useful to investors in better understanding the ongoing operations and business trends of the Company.
Special items include:
•     Increase to sales of $20 million related to nonrecurring fair value adjustment of Tyco’s deferred revenue in purchase accounting
•     Non-cash mark-to-market for pension / postretirement plans and settlement losses of $514 million ($357 million after-tax and noncontrolling interest)
•     Transaction, integration and separation costs of $692 million ($621 million after-tax and noncontrolling interest)
•     Restructuring and non-cash impairment charges of $627 million ($517 million after-tax and noncontrolling interest)
•     Non-recurring portion of purchase accounting expenses of $74 million ($54 million after-tax)
•     Discrete income tax expense of $1,968 million
D - Includes Tyco Non-GAAP results and recurring purchase accounting adjustments for the period October 1, 2015 through
September 2, 2016 less Adient results for the twelve months ended September 30, 2016 on a discontinued operations basis.
E - Proforma financial information as if Adient was reflected as a discontinued operation and the merger with Tyco was completed on October 1, 2015. Reflects 17% tax rate and 940 million share count.

Table 2
Johnson Controls International plc
Fiscal 2016 Adjusted for Special Items
UNAUDITED SUPPLEMENTAL COMBINED INFORMATION
(in millions, except EPS)

	Quarter Ended *				Year Ended
	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	September 30, 2016

Sales
Buildings	$5,326	$5,475	$6,078	$6,037	$22,916
Power	1,740	1,583	1,519	1,811	6,653
	7,066	7,058	7,597	7,848	29,569

Income from Continuing Operations before Income Taxes
Buildings	559	635	845	863	2,902
Power	360	282	281	413	1,336
Segment EBIT	919	917	1,126	1,276	4,238
Amortization of Intangibles	(106)	(107)	(109)	(108)	(430)
Corporate	(123)	(130)	(145)	(143)	(541)
EBIT	690	680	872	1,025	3,267
Net Financing Charges	(111)	(114)	(110)	(114)	(449)
Income Before Tax	579	566	762	911	2,818

Income Tax Expense	(98)	(96)	(130)	(155)	(479)
Tax Rate	17%	17%	17%	17%	17%

Noncontrolling Interest	(29)	(44)	(56)	(37)	(166)
Net Income	$452	$426	$576	$719	$2,173
Diluted Shares	940	940	940	940	940
Diluted EPS **	$0.48	$0.45	$0.61	$0.76	$2.31

* Tyco’s first three fiscal quarters of 2016 ended on the last Friday of December, March and June, while JCI’s fiscal quarters ended on the last day of each such month. Because the historical statements of income of each company represent full and equivalent quarterly periods, no adjustments were made to align the fiscal quarters.

** Includes annual amortization expense of $430 million ($290 million after-tax; $0.31 per diluted EPS)